                           NOVA GAS TRANSMISSION LTD.



                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                                   (UNAUDITED)



                         SIX MONTHS ENDED JUNE 30, 2003

                           NOVA GAS TRANSMISSION LTD.
                               CONSOLIDATED INCOME
                              (MILLIONS OF DOLLARS)
                                   (UNAUDITED)

                                                          Three Months Ended                    Six Months Ended
                                                                June 30                              June 30
                                                   ----------------------------------    --------------------------------
                                                         2003             2002                2003            2002
                                                   ----------------------------------    --------------------------------

REVENUES                                                   330              335                  658             669

EXPENSES
Operating expenses                                          97               91                  195             181
Depreciation                                                74               73                  148             146
                                                   ----------------------------------    --------------------------------
                                                           171              164                  343             327
                                                   ----------------------------------    --------------------------------
OPERATING INCOME                                           159              171                  315             342
                                                   ----------------------------------    --------------------------------

OTHER EXPENSES / (INCOME)
Financial charges                                           67               73                  137             146
Allowance for funds used during construction                (1)              (1)                  (1)             (2)
Other                                                        3               (4)                   5              (1)
                                                   ----------------------------------    --------------------------------
                                                            69               68                  141             143
                                                   ----------------------------------    --------------------------------
INCOME BEFORE INCOME TAXES                                  90              103                  174             199

INCOME TAXES                                                42               49                   82              94
                                                   ----------------------------------    --------------------------------
NET INCOME                                                  48               54                   92             105
                                                   ==================================    ================================



          See accompanying Notes to Consolidated Financial Statements.


NGTL Consolidated Financial Statements                                         2

                           NOVA GAS TRANSMISSION LTD.
                             CONSOLIDATED CASH FLOWS
                              (MILLIONS OF DOLLARS)
                                   (UNAUDITED)

                                                            Three Months Ended                  Six Months Ended
                                                                  June 30                            June 30
                                                       ------------------------------    --------------------------------
                                                           2003           2002                2003            2002
                                                       ------------------------------    --------------------------------

CASH GENERATED FROM OPERATIONS
Net income                                                    48           54                     92             105
Depreciation                                                  74           73                    148             146
Future income taxes                                            4            8                      6               7
Other                                                         (8)         (21)                    (6)             (9)
                                                       ------------------------------    --------------------------------
Funds generated from operations                              118          114                    240             249
(Increase) / decrease in operating working capital           (25)         (11)                    41              11
                                                       ------------------------------    --------------------------------
Net cash provided by operating activities                     93          103                    281             260
                                                       ------------------------------    --------------------------------


INVESTING ACTIVITIES
Capital expenditures, net                                    (33)         (32)                   (45)            (90)
Other assets                                                   5           (6)                     2             (14)
                                                       ------------------------------    --------------------------------
Net cash used in investing activities                        (28)         (38)                   (43)           (104)
                                                       ------------------------------    --------------------------------

FINANCING ACTIVITIES
Long-term debt repaid                                        (10)         (15)                   (10)            (15)
Common share dividends                                        --          (34)                    --             (79)
Decrease in amounts due to parent                            (55)         (16)                  (228)            (62)
                                                       ------------------------------    --------------------------------
Net cash used in financing activities                        (65)         (65)                  (238)           (156)
                                                       ------------------------------    --------------------------------

INCREASE IN CASH                                              --           --                     --              --
CASH AT BEGINNING OF PERIOD                                   --           --                     --              --
                                                       ==============================    ================================
CASH AT END OF PERIOD                                         --           --                     --              --
                                                       ==============================    ================================



          See accompanying Notes to Consolidated Financial Statements.


On behalf of the board:

         /s/ Russell K. Girling               /s/ Albrecht W.A. Bellstedt
      ----------------------------           -----------------------------
               (Signed)                                 (Signed)
               Director                                 Director


NGTL Consolidated Financial Statements                                         3

                           NOVA GAS TRANSMISSION LTD.
                           CONSOLIDATED BALANCE SHEET
                              (MILLIONS OF DOLLARS)
                                   (UNAUDITED)

                                                                       JUNE 30               December 31
                                                                         2003                   2002
                                                                 --------------------     ------------------

ASSETS

CURRENT ASSETS
   Accounts receivable                                                      112                    130
   Inventories                                                               32                     32
                                                                 --------------------     ------------------
                                                                            144                    162

PLANT, PROPERTY AND EQUIPMENT                                             4,839                  4,942
DEFERRED AMOUNTS AND OTHER ASSETS                                            55                     50
FUTURE INCOME TAXES                                                          29                     35
                                                                 --------------------     ------------------
                                                                          5,067                  5,189
                                                                 ====================     ==================

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable                                                          36                     12
   Due to parent                                                            135                    363
   Accrued interest                                                          44                     44
   Long-term debt due within one year                                       296                    296
                                                                 --------------------     ------------------
                                                                            511                    715
                                                                 --------------------     ------------------

LONG-TERM DEBT                                                            2,615                  2,625
                                                                 --------------------     ------------------
COMMON SHAREHOLDER'S EQUITY
   Common shares                                                          1,706                  1,706
   Retained earnings                                                        235                    143
                                                                 --------------------     ------------------
                                                                          1,941                  1,849
                                                                 --------------------     ------------------
                                                                          5,067                  5,189
                                                                 ====================     ==================



           See accompanying Notes to Consolidated Financial Statements


NGTL Consolidated Financial Statements                                         4

                           NOVA GAS TRANSMISSION LTD.
                         CONSOLIDATED RETAINED EARNINGS
                              (MILLIONS OF DOLLARS)
                                   (UNAUDITED)

                                                                                Six Months Ended
                                                                                     June 30
                                                                  --------------------------------------------
                                                                        2003                      2002
                                                                  ------------------        ------------------

BALANCE AT BEGINNING OF PERIOD                                           143                         2

Net income                                                                92                       105
Common share dividends                                                    --                       (79)
                                                                  ------------------        ------------------
BALANCE AT END OF PERIOD                                                 235                        28
                                                                  ==================        ==================



           See accompanying Notes to Consolidated Financial Statements


NGTL Consolidated Financial Statements                                         5

                           NOVA GAS TRANSMISSION LTD.
                    NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)


NOTE 1    SIGNIFICANT ACCOUNTING POLICIES

          The consolidated financial statements of NOVA Gas Transmission Ltd. (the company) have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies applied are consistent with those outlined in the company's annual financial statements for the year ended December 31, 2002. These consolidated financial statements for the six months ended June 30, 2003 do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements.

          Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions which have been made using careful judgment. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality.



NGTL Consolidated Financial Statements                                         6

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF NOVA GAS TRANSMISSION LTD. (NGTL OR THE CORPORATION) AND THE NOTES THERETO.


RESULTS OF OPERATIONS

NGTL's net earnings were $48 million for the second quarter 2003, compared to $54 million for the same period in 2002. Net earnings of $92 million for the six months ended June 30, 2002 are $13 million lower compared to the same period in 2002. The decrease in net earnings is primarily due to lower earnings as a result of the 2003 Alberta System Revenue Requirement Settlement (the ASRRS), a one-year settlement which includes a fixed revenue requirement component of $1.277 billion for NGTL's Alberta System, compared to a fixed revenue requirement component of $1.347 billion in 2002.


LIQUIDITY AND CAPITAL RESOURCES

FUNDS GENERATED FROM OPERATIONS

Funds generated from operations for the second quarter 2003 were $118 million, compared to $114 million for the second quarter 2002. Funds generated from operations were $240 million for the six months ended June 30, 2003, compared to $249 million for the same period in 2002. NGTL expects that its ability to generate sufficient amounts of cash in the short term and the long term when needed, and to maintain financial capacity and flexibility to provide for planned growth is adequate, and remains substantially unchanged since December 31, 2002.

INVESTING ACTIVITIES

Net capital expenditures for the second quarter 2003 were $33 million, $1 million higher than for the same period in 2002. Net capital expenditures for the six months ended June 30, 2003 totalled $45 million, compared to $90 million for the same period in 2002. The current forecast of net capital expenditures for 2003 is approximately $60 million. This is a reduction of $67 million from the previous forecast of $127 million, reflecting the cancellation of certain capacity expansion projects and the deferral of other projects to future years. Capital spending is comprised of capital maintenance and construction of new facilities that are dependent on requests from customers for new services.

FINANCING ACTIVITIES

During the six months ended June 30, 2003, all required financing was provided by NGTL's parent company, TransCanada PipeLines Limited (TCPL). The Corporation anticipates that future financing requirements will be obtained from TCPL or from third parties.


RISK MANAGEMENT

NGTL's market, financial and counterparty risks remain substantially unchanged since December 31, 2002. For further information on risks, refer to Management's Discussion and Analysis in NGTL's 2002 Renewal Annual Information Form.

All elements of NGTL's financial risks are managed on its behalf by TCPL. The processes within TCPL's risk management function are designed to ensure that risks are properly identified, quantified, reported and managed. Risk management strategies, policies and limits are designed to ensure TCPL's risk-taking is consistent with its business objectives and risk tolerance. Risks are managed within limits ultimately established by the Board of Directors and implemented by senior management, monitored by risk management personnel and audited by internal audit personnel.


NGTL Management's Discussion and Analysis                                      1

TCPL manages market risk exposures in accordance with its corporate market risk policy and position limits. NGTL's primary market risks result from volatility in interest rates and foreign currency exchange rates. NGTL's counterparty risk exposure results from the failure of a counterparty to meet contractual financial obligations, and is managed in accordance with its corporate counterparty risk policy.


CRITICAL ACCOUNTING POLICIES

NGTL's critical accounting policy, which remains unchanged since December 31, 2002, is the use of regulatory accounting for its regulated operations. For further information on this critical accounting policy, refer to Management's Discussion and Analysis in NGTL's 2002 Renewal Annual Information Form.


CRITICAL ACCOUNTING ESTIMATE

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of the Corporation's consolidated financial statements requires the use of estimates and assumptions that have been made using careful judgement. NGTL's critical accounting estimate, which remains unchanged since December 31, 2002, is depreciation expense. For further information on this critical accounting estimate, refer to Management's Discussion and Analysis in NGTL's 2002 Renewal Annual Information Form.


OUTLOOK

The outlook for the Corporation remains relatively unchanged since December 31, 2002. For further information on outlook, refer to Management's Discussion and Analysis in NGTL's 2002 Renewal Annual Information Form.


RECENT DEVELOPMENTS

On June 24, 2003, the Alberta Energy and Utilities Board (EUB) approved the ASRRS and the 2003 Tariff Settlement for the Alberta System. These settlements will form the basis of the Alberta System tolls for 2003. NGTL is committed to filing a 2004 Alberta System General Rate Application by September 30, 2003.

In July 2003, NGTL along with other utilities filed evidence with the EUB as part of the Generic Cost of Capital hearing. The EUB's goal is to develop an approach to determining an appropriate rate of return and capital structure for the various regulated utilities in Alberta.


FORWARD-LOOKING INFORMATION

Certain information in this Management's Discussion and Analysis is forward-looking and is subject to important risks and uncertainties. The results or events predicted in this information may differ from actual results or events. Factors which could cause actual results or events to differ materially from current expectations include, among other things, the ability of NGTL to successfully implement its strategic initiatives and whether such strategic initiatives will yield the expected benefits, the availability and price of energy commodities, regulatory decisions, competitive factors in the pipeline industry sector, and the prevailing economic conditions in North America. For additional information on these and other factors, see the reports filed by NGTL with Canadian securities regulators and with the United States Securities and Exchange Commission. NGTL disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


NGTL Management's Discussion and Analysis                                      2